Filed Pursuant to Rule 424(b)(3)
File Number 333-179258

Prospectus Supplement No. 9

To Prospectus dated April 10, 2012

POSITIVEID CORPORATION
36,970,450
Shares of
Common Stock

This Prospectus Supplement No. 9 supplements the Prospectus dated April 10, 2012 relating to the resale by the selling stockholders of up to 36,970,450 shares of our common stock. This Prospectus Supplement No. 9 includes the attached Form 8-K filed by us with the Securities and Exchange Commission on December 20, 2012.

This Prospectus Supplement No. 9 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and all other amendments or supplements to the Prospectus. This Prospectus Supplement No. 9 is qualified by reference to the Prospectus and any other amendments or supplements to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 9 updates and supersedes the information contained in the Prospectus and any other amendments or supplements to the Prospectus.

INVESTING IN THESE SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 OF THE PROSPECTUS BEFORE PURCHASING THE COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT NO. 9, THE PROSPECTUS OR ANY OTHER AMENDMENTS OR SUPPLEMENTS TO THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 9 is December 20, 2012.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2012

POSITIVEID CORPORATION
 (Exact name of registrant as specified in its charter)

DELAWARE	001-33297	06-1637809
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 201 DELRAY BEACH, FLORIDA	33445
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-805-8008

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

✓	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 20, 2012, PositiveID Corporation (“PositiveID”) entered into an Exclusive License Agreement (the “License Agreement”), a Teaming Agreement (“Teaming Agreement”), and a Security Agreement (“Security Agreement”) with The Boeing Company (“Boeing”), including a License Fee (“License Fee”) to PositiveID of $2.5 million.

The License Agreement provides Boeing the exclusive license to manufacture and sell PositiveID’s M-BAND (Microfluidics-based Bioagent Networked Detector) airborne bio-threat detector for the U.S. Department of Homeland Security’s (“DHS”) BioWatch Generation 3 opportunity, as well as other opportunities (government or commercial) that may arise in the North American market.

Under the Teaming Agreement, PositiveID will retain exclusive rights to serve as the reagent and assay supplier of the M-BAND systems to Boeing. PositiveID will also retain all rights to sell M-BAND units, reagents and assays in international markets.

The license fee to PositiveID will be paid in three installments: $1.0 million upon signing of the License Agreement, $750,000 on January 15, 2013, and $750,000 on April 15, 2013.

Pursuant to the Security Agreement, PositiveID has granted Boeing a security interest in all of the licensed product under the License Agreement, to secure PositiveID’s performance under the License Agreement.

On December 20, 2012, PositiveID issued a press release announcing the transaction described herein, which press release is furnished as Exhibit 99.1 attached hereto.

A copy of the License Agreement and the Security Agreement will be filed as Exhibits to PositiveID’s Annual Report on Form 10-K for the year ended December 31, 2012. The description of certain terms of the License Agreement, Teaming Agreement and Security Agreement set forth herein do not purport to be complete and are qualified in their entirety by the provisions of such agreements.

 Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.           Description

99.1                      Press Release issued by PositiveID Corporation on December 20, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PositiveID Corporation

Date: December 20, 2012	/s/ William J. Caragol
William J. Caragol
Chief Executive Officer

Exhibit Index

Exhibit Number            Description

99.1                                Press Release issued by PositiveID Corporation on December 20, 2012